Exhibit 3(i)
                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         THERMO INSTRUMENT SYSTEMS INC.

             Thermo Instrument Systems Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of Delaware:

             1. That Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as restated on March 1, 1994, is hereby amended to increase the number of authorized shares of the Corporation's Common Stock, $.10 par value per share, from 125 million shares to 250 million shares and that such amendment is hereby effected by deleting said Article in its entirety and inserting the following in substitution therefor:

             "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is:

                       Two Hundred Fifty Million (250,000,000) shares, and the par value of each such share in Ten Cents ($.10)."

             2. That the Board of Directors of the Corporation at a meeting held on March 13, 1996, duly adopted the following resolutions:

        RESOLVED,      that it is in the best interests of the
                       Corporation that the authorized common stock of the Corporation, $.10 par value, be increased to 250 million shares, and that, upon the approval of such increase by the Corporation's Stockholders, the proper officers of the Corporation be, and each of them hereby are, authorized, empowered and directed to execute on behalf of the Corporation a Certificate of Amendment to the Corporation's
                       Restated Certificate of Incorporation to reflect such increase, and to file, or cause to be filed, such Certificate of Amendment with the Secretary of State of the State of Delaware.

        RESOLVED,      that the Board of Directors recommend to the
                       Stockholders for approval at the Annual Meeting the increase in authorized shares of the Corporation's common stock to 250 million shares as previously approved by the Directors.

             3. That on May 19, 1996, at the Corporation's Annual Meeting of Stockholders, the Amendment to the Corporation's Restated Certificate of Incorporation was duly adopted by the affirmative vote of Stockholders of the Corporation holding a
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        majority of the shares of Common Stock, $.10 par value per share, of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

             IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the undersigned corporation by its duly authorized officer and attested to by its duly authorized
        Secretary this _____ day of May, 1996.


                                           THERMO INSTRUMENT SYSTEMS INC.

                                           By:  /s/ Arvin H. Smith
                                              -------------------------
                                                Arvin H. Smith
                                                President and
                                                Chief Executive Officer


        ATTEST:

        By:  /s/ Sandra L. Lambert
           -----------------------------
             Sandra L. Lambert
             Secretary